EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information sets forth selected historical consolidated financial information for Evolution Petroleum Corporation (the “Company”) and gives effect to the events described below in greater detail. The historical data provided for the fiscal year ended June 30, 2022 is derived from the audited annual consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, which was filed on September 14, 2022.

The pro forma financial information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, which was filed on September 14, 2022.

The unaudited pro forma condensed combined financial information and accompanying notes reflect the pro forma effects of:

(1)	Jonah Field Acquisition. On April 1, 2022, the Company completed the acquisition of non-operated oil and natural gas assets in the Jonah Field in Sublette County, Wyoming (the “Jonah Field Properties”) from Exaro Energy III LLC (“Exaro”) for a purchase price of $26.4 million, which included preferential rights exercised by Jonah Energy, the operator of the assets (the “Jonah Field Acquisition”). The Jonah Field Acquisition had an effective date of February 1, 2022.
(2)	Financing. The Jonah Field Acquisition was funded with cash on hand and a draw of $17.0 million on the Company’s existing bank facility.
(3)	Williston Basin Acquisition. On January 14, 2022, the Company completed the acquisition of non-operated oil and natural gas assets in the Williston Basin (the “Williston Properties”) from Foundation Energy Fund VII-A, LP and Foundation Energy Management, LLC (collectively “FEM”) for a purchase price of $25.2 million (the “Williston Acquisition”). The Williston Acquisition had an effective date of June 1, 2021. The Williston Acquisition was funded with cash on hand and a draw of $16.0 million on the Company’s existing bank facility.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 presented below has been prepared based on the Company’s historical consolidated statement of operations for such period and was prepared as if the Jonah Field Acquisition, the Williston Basin Acquisition and related financings had occurred on July 1, 2021.  All of these events occurred and effectively closed in fiscal year 2022, and as a result, all transactions have been reflected in the latest consolidated balance sheet as of June 30, 2022. The unaudited pro forma condensed combined financial information does not reflect costs of integration activities or benefits that may result from other efficiencies.

The pro forma data is based on assumptions and include adjustments as explained in the notes herein. The historical financial information may be adjusted in the unaudited pro forma condensed consolidated statement of operations to give pro forma effect to provide for certain transaction accounting adjustments reflecting only the application of required accounting for the transactions (“Transaction Accounting Adjustments”). The Company has not included any Management Adjustments as defined under Release No. 33- 10786. The unaudited pro forma condensed combined financial information should be read together with (i) the Company’s Annual Report on Form 10-K for the year ended June 30, 2022; (ii) the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2022; (iii) the audited consolidated financial statements of Exaro for the years ended December 31, 2021 and 2020, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A dated June 14, 2022; and (iv) the statements of revenues and direct operating expenses of the Williston Properties for the twelve months ended September 30, 2021 (audited) and for the six months ended December 31, 2021 (unaudited) filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A dated March 30, 2022. Additionally, refer to the Company’s Current Reports on Form 8-K/A filed on June 14, 2022 and March 30, 2022 for pro forma financial information presented in connection with the Jonah Field Acquisition and the Williston Basin Acquisition, respectively.

Note that because depletion is recalculated under full cost rules to give cumulative effect to all acquisitions of oil and natural gas properties, the pro forma financial information presented herein may not be directly comparable to pro forma financial information giving effect only to earlier transactions.

The pro forma financial information does not purport to represent what the Company's actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of the Company's future financial condition or consolidated results of operations. Also, due to the preferential rights exercised by Jonah Energy, the operator of the Jonah Field Properties, the Company only purchased certain oil and natural gas properties of Exaro. As such the historical consolidated financial statements of Exaro, filed as Exhibit 99.1 and 99.2 to Current

Report on Form 8-K/A dated June 14, 2022, may not be directly comparable to the proforma financial information presented in the table below.

Evolution Petroleum Corporation

Unaudited Pro Forma Condensed Combined Statements of Operations

	For Twelve Months Ended June 30, 2022
	EPM Historical	Exaro Energy III LLC Historical		Preferential Rights Not Acquired		Jonah Field Acquisition Historical		Williston Basin Acquisition Historical		Transaction Accounting Adjustments		EPM Pro Forma

	(In thousands, except per share amounts)
Revenues
Crude oil	$52,683	$2,699	(a)	$(265)	(b)	$2,434	(c)	$6,231	(d)	$—		$61,348
Natural gas	39,174	22,091	(a)	(2,923)	(b)	19,168	(c)	216	(d)	—		58,558
Natural gas liquids	17,069	2,003	(a)	(169)	(b)	1,834	(c)	433	(d)	—		19,336
Total revenues	108,926	26,793		(3,357)		23,436		6,880		—		139,242
Operating costs
Lease operating costs	48,657	9,548	(a)	(826)	(b)	8,722	(c)	2,622	(d)	—		60,001
Depreciation, depletion, and amortization	8,053	—		—		—		—		1,797	(e)	9,850
General and administrative expenses	6,835	—		—		—		—		—		6,835
Total operating costs	63,545	9,548		(826)		8,722		2,622		1,797		76,686
Income (loss) from operations	45,381	17,245		(2,531)		14,714		4,258		(1,797)		62,556
Other income and expenses
Net (loss) gain on derivative contracts	(3,763)	—		—		—		—		—		(3,763)
Interest and other income	95	—		—		—		—		—		95
Interest expense	(572)	—		—		—		—		(652)	(f)	(1,224)
Income (loss) before income taxes	41,141	17,245		(2,531)		14,714		4,258		(2,449)		57,664
Income tax provision (benefit)	(8,513)	—		—		—		—		(3,420)	(g)	(11,933)
Net income (loss) attributable to common stockholders	$32,628	$17,245		$(2,531)		$14,714		$4,258		$(5,869)		$45,731

Earnings (loss) per common share:
Basic	$0.97											$1.36
Diluted	$0.96											$1.34
Weighted average number of common shares outstanding
Basic	32,952											32,952
Diluted	33,306											33,306

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Pro Forma Presentation

The historical financial information is derived from the historical consolidated financial statements of the Company, and the historical consolidated financial statements of the Jonah Field Properties (which are based on information provided by Exaro) and the historical statements of revenues and direct operating expenses for the Williston Properties (which are based on information provided by FEM). The unaudited pro forma condensed combined statement of operations was prepared assuming the Jonah Field Acquisition, the Williston Basin Acquisition and related financing transactions occurred on July 1, 2021.

The unaudited pro forma condensed combined statement of operations and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the Company’s management; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the Jonah Field Acquisition, the Williston Basin Acquisition and related financing transactions. Note that because depletion and the full cost ceiling test impairment is recalculated under full cost rules to give cumulative effect to all acquisitions of evaluated oil and natural gas properties, the pro forma financial information presented herein may not be directly comparable to pro forma financial information giving effect only to earlier transactions. These unaudited pro forma condensed combined statement of operations is provided for illustrative and informational purposes only and are not intended to represent or be indicative of what the Company’s results of operations would have been had the Jonah Field Acquisition and the Williston Basin Acquisition occurred as of or on the dates indicated. The unaudited pro forma statement of operations also should not be considered representative of our future results of operations.

(2) Pro Forma Adjustments

Statement of Operations. The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2022 reflect the following adjustments:

(a)	Historical revenues and direct operating expenses of the oil and natural gas properties of Exaro Energy III LLC for the nine months ended March 31, 2022 (the period the Company did not own the Jonah Field Properties).

(b)	Adjustments to legacy Exaro financial information has been presented for the portion of Exaro’s assets the Company did not purchase. Jonah Energy, the operator of the Jonah Field Properties, exercised their preferential rights to acquire certain oil and natural gas properties from Exaro.

(c)	Historical revenues and direct operating expenses of the oil and natural gas properties acquired in the Jonah Field Acquisition for the nine months ended March 31, 2022 (the period the Company did not own the Jonah Field Properties).

(d)	Historical revenues and direct operating expenses of the oil and natural gas properties acquired in the Williston Basin Acquisition for the period July 1, 2021 through January 13, 2022 (the period the Company did not own the Williston Basin Properties and is not already included in the historical EPM statement of operations).

(e)	Depreciation, depletion and amortization (“DD&A”) and accretion expense related to the Jonah Field Properties and Williston Properties. DD&A was calculated using the unit-of-production method under the full cost method of accounting and adjusts DD&A for (1) the increase in DD&A reflecting the relative fair values and production volumes attributable to the Jonah Field Properties and Williston Properties and (2) the revision to the Company’s DD&A rate reflecting the reserve volumes acquired in the acquisitions. The pro forma average DD&A rate is $3.14 per BOE for the year ended June 30, 2022. This adjustment also includes the accretion expense on ARO of approximately $0.4 million attributable to the Jonah Field Properties and the Williston Properties for the twelve months ended June 30, 2022.

(f)	Interest expense associated with the borrowings under the Company's existing senior secured credit facility related to the Jonah Field Acquisition and Williston Basin Acquisition.

(g)	Income tax expense for the twelve months ended June 30, 2022 was recorded at 20.7% of pre-tax net income. The effective tax rate applied to the pro forma adjustments for the twelve months ended June 30, 2022 was consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business.